UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 20, 2015

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2015, the Board of Directors of Fastenal Company (the “Company”), Mr. Leland Hein and Mr. Willard Oberton agreed that Mr. Hein will step down as president and chief executive officer of the Company, that Mr. Hein will assume the role of chief operating officer of the Company, and that Mr. Oberton will re-assume the role of president and chief executive officer of the Company, in each case effective July 20, 2015 (the “Effective Date”). Mr. Oberton will continue to serve as chairman of the board of the Company and Mr. Hein will continue to be a director of the Company. In his new position, Mr. Hein will take on the important responsibilities of heading the Company’s operations and sales areas of the Company where he is a proven leader. Financial, information technology, and human resource areas of the Company will be reporting to Mr. Oberton.

Mr. Oberton, who is 57 years old, served as the Company’s chief executive officer from December 2002 to December 2014. He also served as the Company's president from July 2001 to July 2012, when he relinquished that position. Mr. Oberton has also served as one of the Company’s directors since 1999 and as chairman of the board of the Company since April 2014.

In his role as president and chief executive officer of the Company, Mr. Oberton will be paid an annual base salary in 2015 (pro-rated for his partial year of service) of $570,000 and will receive a bonus for each quarter in 2015, commencing with the quarter ended September 30, 2015, equal to 0.8% of the amount by which the Company’s pre‑tax earnings for that quarter exceed 100% of the Company’s pre‑tax earnings for the comparable quarter in 2014. No new stock options will be granted to Mr. Oberton in connection with his assumption of the role of president and chief executive officer. As an employee director, Mr. Oberton will no longer receive a monthly retainer in his capacity as chairman of the board of the Company.

Mr. Oberton’s term of office as president and chief executive officer of the Company will expire concurrently with the expiration of the term of office of the Company’s other executive officers. There are no arrangements or understandings between Mr. Oberton and any other person or persons (other than the directors of the Company acting in their capacity as such) pursuant to which he was selected as president and chief executive officer of the Company. Mr. Oberton is not related to any of our other executive officers or directors. There are no current or proposed transactions in which Mr. Oberton, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S‑K promulgated by the Securities Exchange Commission.

Mr. Hein, who is 54 years old, served as an executive vice president - sales of the Company from November 2007 to July 2012, as president of the Company from July 2012 to the Effective Date, and as chief executive officer of the Company from January 2015 to the Effective Date. Mr. Hein’s responsibilities as an executive vice president - sales included sales and operational oversight over a substantial portion of the Company’s business. Mr. Hein has also served as one of the Company’s directors since 2014.

In his role as chief operating officer of the Company, Mr. Hein will be paid an annual base salary in 2015 (pro-rated for his partial year of service) of $430,000 and will receive a bonus for each quarter in 2015, commencing with the quarter ended September 30, 2015, equal to 0.75% of the amount by which the Company’s pre‑tax earnings for that quarter exceed 100% of the Company’s pre‑tax earnings for the comparable quarter in 2014. No new stock options will be granted to Mr. Hein in connection with his assumption of the role of chief operating officer.

Mr. Hein’s term of office as chief operating officer of the Company will expire concurrently with the expiration of the term of office of the Company’s other executive officers. There are no arrangements or understandings between Mr. Hein and any other person or persons (other than the directors of the Company acting in their capacity as such) pursuant to which he was selected as chief operating officer of the Company. Mr. Hein is not related to any of our other executive officers or directors. There are no current or proposed transactions in which Mr. Hein, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S‑K promulgated by the Securities Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

July 20, 2015	/s/ Sheryl A. Lisowski
(Date)	Sheryl A. Lisowski
Controller & Chief Accounting Officer